EXHIBIT 16.1

April 12, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Brown & Root, Inc. Employees’ Retirement and Savings Plan (the “Plan”) and, under the date of June 29, 2005, we reported on the financial statements and supplemental schedule of the Plan as of December 31, 2004 and 2003 and for the years then ended. On February 15, 2006, we were notified by a member of management that our appointment as principal accountants for the Plan would be terminated. On April 10, 2006, we were advised that the Plan’s Benefits Committee had approved the termination of our appointment as principal accountants for the Plan. We have read the Plan’s statements included under Item 4.01 of its Form 8-K dated April12, 2006, and we agree with such statements except that we are not in a position to agree or disagree with the Plans’ statements that (i) the change was approved by the Plan’s Benefits Committee or (ii) the statements in Item 4.01 (b).

Very truly yours,

/s/ KPMG

(KPMG)